Exhibit 99.1

BBSI Appoints Joseph S. Clabby to its Board of Directors

VANCOUVER, Washington – September 19, 2022 – The board of directors of Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, has appointed Joseph S. Clabby as a director effective September 16. His appointment expands the board to nine members.

Mr. Clabby recently retired from Chubb Limited (NYSE: CB). He spent over twenty years with ACE Limited and then Chubb following its merger with ACE in a number of senior executive positions, including board roles at several affiliated companies. Prior to ACE and Chubb, Mr. Clabby held underwriting, broker and executive roles with leading insurance and reinsurance organizations including Alexander & Alexander, Willis Group and Swiss Re.

“We are very pleased that Joe has accepted our invitation to join the BBSI Board,” said Anthony Meeker, Chairman of the BBSI Board of Directors. “Joe has a distinguished career in insurance and is a member of the Insurance Business America 2019 Hall of Fame. His deep business experience in insurance, including working with PEOs, will greatly add to the board’s current composition of skills and will contribute to our efforts to enhance BBSI’s shareholder value.”

Mr. Clabby commented, “I am delighted to join BBSI, a growing organization with a proven track record of supporting the success of small and medium sized businesses. My background and professional experience in insurance, including working with PEO firms, will help to contribute to BBSI’s long-term strategy and continued growth.”

Mr. Clabby earned his MBA in Finance from Pace University and his Master of Arts in Education from Montclair State University. He completed his undergraduate degree at Fordham University, majoring in Psychology.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com